                                                                      Exhibit 99



                                               Contact: Dick Westerling
                                                        Regal Cinemas, Inc.
                                                        (865) 922-1123 ext. 4539

FOR IMMEDIATE RELEASE


             REGAL CINEMAS BLOCKED FROM MAKING DECEMBER 15, 2000
                    INTEREST PAYMENT ON 8-7/8% DEBENTURES


        KNOXVILLE, TENNESSEE --- DECEMBER 15, 2000 --- REGAL CINEMAS, INC., the nation's largest theatre chain, said today that the administrative agent under the Company's senior bank credit facilities has delivered a payment blockage notice to the Company and the indenture trustee of its 8-7/8% Senior Subordinated Debentures due 2010, prohibiting payment by Regal of the semi-annual interest payment of approximately $ 8.8 million due to debenture holders on December 15, 2000. The notice, which could prohibit Regal from making any payments on the debentures for a period of up to 179 days, was delivered as a result of the Company's noncompliance with a formula-based financial covenant, which requires the maintenance of certain specified leverage ratios.

        On December 1, 2000, Regal announced that it had been delivered a payment blockage notice from its senior bank credit facilities prohibiting interest payments on its 9-1/2% Senior Subordinated Notes due 2008.

       "Based on the earlier notification with respect to the 9-1/2% notes, we expected that the bank group would deliver the payment blockage of the interest payment on the 8-7/8% debentures," said Regal Cinemas Chairman and Chief Executive Officer Michael

Campbell. "The Company continues to explore various strategic restructuring alternatives, and we anticipate that we will maintain existing payment terms and remain current with our vendors, whose continuing support during this process is greatly appreciated."

        The Company said that the payment blockage notice is not an acceleration of the maturity of the Company's debt obligations under the senior credit facilities and that the Company is current in all its payment obligations under those facilities. However, based on the Company's non-compliance with its senior credit facilities, the Company's bank group has the right to accelerate the maturity of the Company's debt obligations thereunder. Additionally, if the bank group exercises this option, the trustee of the debentures would have the right to accelerate the maturity of the indebtedness evidenced by the debentures. If any of these obligations are accelerated, the Company's business may be materially and adversely impacted and, as a result, it may be forced to seek protection under federal bankruptcy laws.

        Regal Cinemas continues to work with its financial advisors, Jay Alix & Associates and Houlihan, Lokey, Howard & Zukin, in developing a long-term financial plan to address various restructuring alternatives, including the closure of under-performing theatres, potential sales of non-strategic assets and the potential restructuring, recapitalization or reorganization of the Company. No assurances can be given that any such restructuring, recapitalization or reorganization will be negotiated on terms that will allow the payment of semiannual interest to the debenture holders.

        Headquartered in Knoxville, Tennessee, Regal Cinemas Inc. operates 4361 screens at 396 locations in 32 states.

                                      # # #

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. For Regal to use the "safe harbor" provisions under the Private Litigation Reform Act of 1995, you are hereby cautioned that these statements may be affected by the important factors, among others, set forth below or noted in Regal's periodic filings with the SEC, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include Regal's dependence on motion picture production and performance; risks associated with expansions and acquisitions; and competition experienced by Regal's theatres. In addition, our high debt levels make the Company vulnerable to any significant industry downturns. Any inability to successfully negotiate with our senior lenders would have a material adverse effect on our performance and may impair our abilities to service future capital and other long-term commitments.